Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-4 of our report dated June 11, 2009 (September 22, 2009 as to Notes 25 and 26) relating to the financial statements of Cinemark USA, Inc. (which expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a change in method of accounting for uncertainty in income taxes) appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche

Dallas, Texas
September 22, 2009